UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
______________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________
American Capital Agency Corp.
(Exact name of registrant as specified in its charter)
______________________

Delaware	26-1701984
(State of incorporation or organization)	(IRS Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares (each representing a 1/1,000th interest in a share of 7.750% Series B Cumulative Redeemable Preferred Stock)	The NASDAQ Stock Market LLC
If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box. [X]
If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [ ]
Securities Act registration statement file number to which this form relates: File No. 333-192286
Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant's Securities to be Registered.
The securities to be registered hereunder are 8,050,000 depositary shares (the “Depositary Shares”), including 1,050,000 Depositary Shares that may be issued if the underwriters exercise their over-allotment option in full, each representing a 1/1,000th interest in a share of the Registrant’s 7.750% Series B Cumulative Redeemable Preferred Stock, $0.01 par value, with a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share ) (the “Series B Preferred Stock”). For a description of the Depositary Shares and the Series B Preferred Stock, reference is made to the information set forth under the headings “Description of the Depositary Shares” and “Description of the Series B Preferred Stock” in the Registrant’s Prospectus Supplement dated May 5, 2014, as filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2014, pursuant to Rule 424(b) under the Securities Act of 1933 and under the headings “Description of Depositary Shares” and “Description of Equity Securities—Preferred Stock” in the accompanying prospectus that constitutes a part of the Registrant’s Shelf Registration Statement on Form S-3 (File No. 333-192286), originally filed with the Commission on November 12, 2013, which information is incorporated herein by reference.

Item 2.            Exhibits.

*3.1
American Capital Agency Corp. Amended and Restated Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3.1 of Form 10-Q for the quarter ended March 31, 2012 (File No. 001-34057), filed May 10, 2012.

*3.2	Certificate of Designations of 8.000% Series A Cumulative Redeemable Preferred Stock, incorporated herein by reference to Exhibit 3.1 of Form 8-K (File No. 001-34057), filed April 3, 2012.
*3.3
American Capital Agency Corp. Second Amended and Restated Bylaws, as amended, incorporated herein by reference to Exhibit 3.2 of Form 10-K for the year ended December 31, 2011 (File No. 001-34057), filed February 23, 2012.

3.4	Certificate of Designations of 7.750% Series B Cumulative Redeemable Preferred Stock.
4.1	Form of certificate representing the 7.750% Series B Cumulative Redeemable Preferred Stock.
*4.2
Form of Deposit Agreement among American Capital Agency Corp., Computershare Inc. and Computershare Trust Company, N.A., as depositary, and the holders from time to time of Depositary Receipts, incorporated herein by reference to Exhibit 4.7 of Form S-3 (File No. 333-192286), filed November 12, 2013.

*4.3	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.2).
* Previously filed.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 7, 2014	American Capital Agency Corp.

/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President and Secretary